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The Board of Directors
HCIA Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-7324) on Form S-8 of Mecon, Inc. of our report dated May 28, 1999, with respect to the balance sheet of the Implementation Unit of HCIA Inc. as of December 31, 1998, and the related statements of operations, changes in net equity of parent company, and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the Form 8-K/A of Mecon, Inc. dated March 31, 1999.

                                                                      KPMG LLP


Baltimore, Maryland
June 14, 1999